                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [X] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [ ] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              Hearx Ltd.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                                                                PRELIMINARY COPY

                                   HEARX LTD.
                            1250 NORTHPOINT PARKWAY
                         WEST PALM BEACH, FLORIDA 33407

                                   NOTICE OF

                         ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON JUNE 7, 1999

NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders of HEARx Ltd., a Delaware corporation ("Company"), will be held at The Princeton Club of New York, 15 West 43rd Street, New York, New York 10036-7497, on June 7, 1999 at 2:30 P.M. Eastern Time, to consider and act upon:

1. The election of five directors of the Company, each to hold office until the next Annual Meeting of Stockholders and thereafter until his successor is duly elected and qualified, or as otherwise provided by law;

2. To approve an amendment to the Company's Amended and Restated Certificate of Incorporation authorizing a 1 for 10 reverse stock split of the Company's Common Stock, par value $.10 per share and related reduction in authorized Common Stock from 130,000,000 to 20,000,000; and

3. The transaction of such other business as may properly come before the meeting.

The close of business on April 19, 1999 has been fixed as the record date for the determination of stockholders who are entitled to notice of, and to vote at, the meeting. The voting rights of the stockholders are described in the Proxy Statement.

                                          By order of the Board of Directors,

                                          Barbara A. Bachman
                                          Secretary/Controller

April 30, 1999

PLEASE SPECIFY YOUR CHOICES, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING.

                                                                PRELIMINARY COPY

                                   HEARX LTD.
                            1250 NORTHPOINT PARKWAY
                         WEST PALM BEACH, FLORIDA 33407

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 7, 1999

     This Proxy Statement with the accompanying proxy card, is being mailed or given to shareholders commencing on or about April 30, 1999, in connection with the solicitation of proxies by the Board of Directors of HEARx Ltd. ("Company") to be used at the Annual Meeting of Stockholders of the Company to be held at The Princeton Club of New York, 15 West 43rd Street, New York, New York 10036-7497, on Monday, June 7, 1999 at 2:30 Eastern Time and any adjournments thereof.

PROXY PROCEDURE

     If the enclosed proxy card is properly executed and returned prior to the meeting, the shares represented thereby will be voted in accordance with the stockholder's directions or, if no directions are indicated, the shares will be voted in accordance with the recommendations of the Board of Directors as specified in this Proxy Statement. The Board of Directors does not know of any other business to be brought before the meeting, but it is intended that, as to any such other business, a vote may be cast pursuant to the proxy in accordance with the judgment of the person or persons acting thereunder. Any stockholder executing a proxy may revoke that proxy at any time prior to the voting thereof either by delivering written notice to the Secretary of the Company or by voting in person at the meeting.

PROXY SOLICITATION

     All costs of the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, the Company may utilize the services of some of the officers and regular employees of the Company (who will receive no compensation therefor in addition to their regular salaries) to solicit proxies personally and by telephone. The Company will request banks, brokers, custodians, nominees and fiduciaries to forward copies of the proxy solicitation materials to beneficial owners and to request authority for the execution of proxies. The Company will reimburse such persons or entities for their expenses in doing so.

VOTING AT MEETING

     Holders of record of shares of Common Stock, par value $.10 per share ("Common Stock"), as of the close of business on April 19, 1999, are entitled to notice of, and to vote at, the meeting. As of that date, there were outstanding xxx,xxx,xxx shares of Common Stock. Each holder of Common Stock is entitled to one vote for each share held. The holders of a majority of the shares of Common Stock issued and outstanding as of the close of business on April 19, 1999, will constitute a quorum at the meeting. Those five director nominees receiving the greatest number of votes will be elected directors.

     Assuming a quorum is present at the meeting, Proposal No. 2 to approve an amendment to the Company's Amended and Restated Certificate of Incorporation authorizing a reverse stock split of the Common Stock and related reduction in the authorized capital of the Company will be approved if it receives the affirmative vote of the holders of at least a majority of the shares of Common Stock entitled to vote, present in person or represented by proxy, at the meeting. Abstention from voting on this proposal will have the same effect as voting against that proposal.

     Under the Delaware General Corporation Law, any stockholder who abstains from voting on a particular matter described herein will be counted for purposes of determining a quorum. Shares of Common Stock represented by proxies that are marked "without authority" with respect to the election of one or more nominees for director and abstentions with respect to the other proposals have the same effect as if the shares represented thereby were voted against such other matters, respectively. Broker non-votes will be treated as not represented at the meeting as to any matter for which a non-vote is indicated on the broker's proxy.

     The Company's principle executive offices are located at 1250 Northpoint Parkway, West Palm Beach, Florida 33407.

                             ELECTION OF DIRECTORS
                                 PROPOSAL NO. 1

     Five directors of the Company are to be elected at the meeting, each to hold office until the next Annual Meeting of Stockholders and until his successor is elected and qualified, or as otherwise provided by the Company's Bylaws or by Delaware law.

     The Board of Directors has nominated the five persons named below for election as directors, all of whom are presently serving as such. All members of the Board have been previously elected as directors by the Company's stockholders. It is intended that the shares represented by the enclosed proxy will be voted for the election of these five nominees (unless such authority is withheld by a stockholder). In the event that any of the nominees should become unable or unwilling to serve as a director (which is not anticipated), it is intended that the proxy will be voted for the election of such person or persons, if any, who shall be designated by the Board of Directors.

     The nominees for election as directors are:

                       Director         Position with
    Name and Age        Since            the Company
---------------------  --------   -------------------------
    Paul A. Brown        1986     Chairman of the Board and
        (61)                       Chief Executive Officer
Stephen J. Hansbrough    1997         President, Chief
        (52)                        Operating Officer and
                                          Director
 Thomas W. Archibald     1993             Director
        (61)
 David J. McLachlan      1986             Director
        (60)
 Joseph L. Gitterman     1997             Director
          III
        (62)

     Paul A. Brown, M.D., holds an A.B. from Harvard College and an M.D. from Tufts University School of Medicine. From 1970 to 1984, Dr. Brown was Chairman of the Board of MetPath Inc., a New Jersey-based corporation offering a full range of clinical laboratory services to physicians and hospitals, which he founded in 1967 while a resident in pathology at Columbia Presbyterian Medical Center in New York City. MetPath developed into the largest clinical lab in the world with over 3,000 employees and was listed on the American Stock Exchange prior to being sold to Corning in 1982 for $140 million. Dr. Brown is the past Chairman of the Board of Overseers of Tufts University School of Medicine as well as an emeritus member of the Board of Trustees of Tufts University, a member of the Visiting Committee of the Boston University School of Medicine and a part-time lecturer in pathology at Columbia University of Physicians and Surgeons. Dr. Brown has served as a member of the Board of Directors of UroCor Inc. since 1988.

     Stephen J. Hansbrough, President, Chief Operating Officer and Director joined the Company in December 1993. Mr. Hansbrough has an extensive background in the retail arena. He served as Chairman and Chief Executive Officer of Dart Drug Stores until 1988. Subsequently and prior to joining the Company, he was an independent consultant specializing in turn-around and start-up operations primarily in the retail field.

     Thomas W. Archibald attended the London School of Economics and received a B.A. degree in economics from Denison University and a Juris Doctor degree from the Ohio State University Law School. He retired from the Bank of New York in 1995 where he served as Executive Vice President of the Personal Trust Sector. He held that position at Irving Trust Company when it merged with The Bank of New York in 1988. Mr. Archibald is a past Director of Group Health Incorporated, the only not-for-profit health insurance carrier chartered to operate throughout New York State.

     David J. McLachlan holds an A.B. Degree in engineering from Harvard College and a M.B.A. Degree from Harvard Graduate School of Business Administration. He has been the Executive Vice

President of Enzyme Company since December 1989. Prior to that he was the Vice President, Treasurer and Chief Financial Officer of Adams-Russell Co., Inc., an owner and operator of cable television systems and Adams-Russell Electronics, Inc. a defense electronics manufacturer.

     Joseph L. Gitterman III attended the University of Virginia and Columbia University. He is the manager of EIP Group LLC, an investing, trading and consulting firm which he founded in 1994. Until 1994, he was the Senior Managing Director of LeBranche & Co. He was a member of the New York Stock Exchange for over thirty years and was appointed a Governor in 1986. At the New York Stock Exchange, he was on over fourteen committees, serving as chairman of some of them. He is director of Classic Turf Co., Intrepid International, Mill Bridge Inc. and Custom Data Services. He is also a trustee of the Margaret Bartlett Foundation, the Steep Rock Association and the Westminster School.

     There are no family relationship between any director or executive officer of the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF ALL THE ABOVE-NAMED NOMINEES AS DIRECTORS OF THE COMPANY.

DIRECTORS' COMPENSATION, MEETING ATTENDANCE AND COMMITTEES

     The Board of Directors received no cash compensation during the fiscal year ended December 25, 1998 for their services as directors and it is not intended that the Board will receive any such compensation during the current fiscal year. The Company reimburses directors for their out-of-pocket expenses for attendance at meetings of the Board. Messrs. Archibald, McLachlan and Gitterman each received on May 18, 1998 an option to acquire 15,000 shares of Common Stock at a price of $1.5625 per share (the then per share fair market value of the Company's Common Stock), pursuant to the Company's stockholder approved Non-Qualified Stock Option Plan for Non-Employee Directors. These options were immediately exercisable for a period of ten years. Under the Plan, each non-employee director elected at the 1999 Annual Meeting will be entitled to receive options for 15,000 shares of Common Stock, exercisable at the then fair market value.

     There were six meetings of the Board of Directors during the fiscal year ended December 25, 1998. Each of the incumbent directors attended all meetings of the Board of Directors and all the meetings of the committee on which they serve, held while they were on such committee, during the year ended December 25,1998.

     The standing committee of the Board of Directors is the Audit Committee. The Board has not appointed a nominating committee or a compensation committee.

     Messrs. Archibald, McLachlan and Gitterman are members of the Audit Committee. The functions of the Audit Committee are to review the adequacy of systems and procedures for preparing the financial statements of the Company as well as the suitability of internal financial controls, and to review and approve the scope and performance of the independent auditors' work. The Audit Committee met once during the fiscal year ended December 25, 1998.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own beneficially more than ten percent of any class of equity security of the Company to file with the Securities and Exchange Commission initial reports of such ownership and reports of changes in such ownership. Officers, directors and such beneficial owners are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, during the fiscal year ended December 25, 1998, all Section 16(a) filing requirements applicable to its executive officers and directors were made except as follows: for Paul A. Brown, one transaction was for the 1997 fiscal year; for Stephen J. Hansbrough, one transaction was reported late for the 1996 fiscal year; and for James W. Peklenk, one transaction was reported late for the 1997 fiscal year, and one transaction was reported late for the 1996 fiscal year.

EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation for services rendered in all capacities to the Company during the 1998, 1997 and 1996 fiscal years, of those persons who were at fiscal year-end 1998 (I) the Chief Executive Officer and (ii) the other executive officers whose salary and bonus exceeded $100,000 (these three persons are collectively referred to herein as the "Named Executive Officers"):
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                  Annual
                                                               Compensation
                                                            -------------------
Name and                                                     Salary      Bonus     Options
Principal Position                                  Year      ($)         ($)        (#)
------------------------------------------------------------------------------------------
Paul A. Brown, M.D.                                 1998    $225,000    $85,000        -0-
Chairman and Chief                                  1997     200,000     70,000        -0-
Executive Officer                                   1996     100,000        -0-        -0-
Stephen J. Hansbrough                               1998    $200,000    $70,000        -0-
President and Chief                                 1997     175,000     50,000        -0-
Operating Officer                                   1996     151,462     18,510    175,000
James W. Peklenk                                    1998    $125,000    $25,000     20,000
Vice President -- Finance                           1997     100,000     20,000     25,000
Chief Financial Officer                             1996      83,846     20,000    125,000
------------------------------------------------------------------------------------------

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information with respect to the grants of options to the Named Executive Officers during the fiscal year ended December 25, 1998:

---------------------------------------------------------------------------------------------------
                                                                                     Potential
                                                                                Realizable Value at
                                         Percent of                               Assumed Annual
                                        Total Options                             Rates of Stock
                             Options     Granted to                             Price Appreciation
                             Granted    Employees in    Exercise   Expiration     For Option Term
           Name                (#)       Fiscal Year     Price        Date         5%        10%
---------------------------------------------------------------------------------------------------
Stephen J. Hansbrough(1)      175,000        3.31%      $  1.50      10/1/06    $275,625   $288,750
                              100,000        1.89%          .75      9/29/05      78,750     82,500
                            1,000,000       18.94%          .75     12/12/05     787,500    825,000
                              175,000        3.31%          .75      10/1/06     137,813    144,375
James W. Peklenk(1)            20,000         .38%      $1.5625      5/18/08    $ 32,813   $ 34,375
                              110,000        2.08%         1.50      10/1/06     173,250    181,500
                               50,000        0.95%          .75     11/15/05      39,375     41,250
                               15,000        0.28%          .75      1/18/06      11,813     12,375
                               25,000        0.47%          .75      5/22/97      19,688     20,625
                               20,000        0.38%          .75      5/18/08      15,750     16,500
                              110,000        2.08%          .75      10/1/06      86,625     90,750
---------------------------------------------------------------------------------------------------

(1) All options granted to Mr. Hansbrough and Mr. Peklenk (excluding to 20,000 options granted to Mr. Peklenk at an exercise price of $1.5625) were granted in connection with the repricing of certain outstanding options approved by the Board of Directors in December 1998.

OPTION EXERCISES AND AGGREGATED FISCAL YEAR END OPTION VALUES

     The following table sets forth certain information with respect to stock option exercises and unexpired stock options granted in fiscal years prior to 1998 and held by the Named Executive Officers as of the end of fiscal 1998:

---------------------------------------------------------------------------------------------
                         Shares                      Number of
                        Acquired                Unexercised Options    Value of Unexercised
                       On Exercise    Value       Fiscal Year-End     In-the-Money Options at
                           (#)       Realized           (#)               Fiscal Year-End
---------------------------------------------------------------------------------------------
                                                   Exercisable/            Exercisable/
        Name                                       Unexercisable           Unexercisable
---------------------------------------------------------------------------------------------
Paul A. Brown, M.D.        -0-         -0-         100,000/-0-              -0-/-0-
Stephen J. Hansbrough      -0-         -0-      1,505,000/362,500       990,903/177,625
James W. Peklenk           -0-         -0-       106,250/113,750         52,063/55,738
---------------------------------------------------------------------------------------------

TEN-YEAR OPTION REPRICING

     The following table sets forth information with respect to the Company's repricing of certain employee stock options, including two of the Named Executive Officers during the fiscal year ended December 25, 1998:

--------------------------------------------------------------------------------

                                       Number of                                              Length of
                                      Securities    Market price     Exercise                  Original
                                      Underlying    of Stock at      Price at                Option Term
                                        Options       Time of        Time of        New      Remaining at
                                      Repriced or   Repricing or   Repricing or   Exercise     Date of
                                        Amended      Amendment      Amendment      Price     Repricing or
          Name               Date         ($)           ($)            ($)          ($)       Amendment
---------------------------------------------------------------------------------------------------------
Stephen J. Hansbrough       4/23/98      175,000      $1.5625        $ 2.875       $1.50      101 months
                           12/14/98      100,000       0.5625         0.8650        0.75       82 months
                           12/14/98    1,000,000       0.5625           1.21        0.75       84 months
                           12/14/98      175,000       0.5625           1.50        0.75       94 months

James W. Peklenk            4/23/98      110,000      $1.5625        $2.8750       $1.50      101 months
                           12/14/98       50,000       0.5625         0.8350        0.75       83 months
                           12/14/98       15,000       0.5625           1.49        0.75       85 months
                           12/14/98       25,000       0.5625          1.875        0.75      101 months
                           12/14/98       20,000       0.5625         1.5625        0.75      118 months
                           12/14/98      110,000       0.5625           1.50        0.75       94 months
---------------------------------------------------------------------------------------------------------

REPORT OF THE BOARD OF DIRECTORS ON REPRICING STOCK OPTIONS

     The Company's employee stock option program is administered by the Board of Directors. All options issued pursuant to the Company's stock option plan were issued at the then market price. The market price for the Company's stock, however, has declined, and as a result, a majority of the employee stock options were substantially above the current market price. The Board believes that employee stock options are important to incentivize its employees and align their interests with those of the stockholders. The Board concluded that to allow the options to remain "out of the money" did not serve the best interests of the Company and its stockholders. The Board believed that a repricing of these "out of the money" options would allow the options to serve their intended purposes and enhance the Company's ability to retain important employees, which include over 130 licensed hearing professionals. The inability of the Company to retain such employees would reduce its ability to distinguish itself from competing networks of hearing aid retailers and thus adversely affect the Company's business.

                            BOARD OF DIRECTORS
                            Paul A. Brown M.D. -- Chairman
                            Stephen J. Hansbrough
                            Thomas W. Archibald
                            David L. McLachlan
                            Joseph L. Gitterman III

REPORT OF THE BOARD OF DIRECTORS ON COMPENSATION

     The Company's executive compensation program is administered by the Board of Directors. In addition to base salary, compensation for the Company's executive officers may include annual performance bonuses, stock options pursuant to the Company's stock option plan and otherwise and stock grants pursuant to the Company's stock bonus plan. It is the intention of the Board of Directors to use salary and bonuses as compensation for current and past performance, while using stock options and restricted stock grants to provide incentives for superior long-term performance.

     To establish compensation for the Company's executive officers, the Board of Directors uses subjective performance evaluations, compensation statistics of other similar size health care organizations, and with respect to executive officers other than Dr. Brown, the salary and bonus recommendations of Dr. Brown.

                            BOARD OF DIRECTORS
                            Paul A. Brown M.D. -- Chairman
                            Stephen J. Hansbrough
                            Thomas W. Archibald
                            David L. McLachlan
                            Joseph L. Gitterman III

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Dr. Brown is the Chairman of the Board of Directors and the Company's Chief Executive Officer. Mr. Hansbrough is the President and Chief Operating Officer of the Company. The other members of the Board of Directors are not employees or former employees of the Company.

COMMON STOCK PERFORMANCE

     As part of the executive compensation information presented in the Proxy Statement, the Securities and Exchange Commission requires a five-year comparison of the stock performance for the Company with stock performance of other companies. The closing price of the Common Stock at December 25, 1998 was $0.625 per share. The Common Stock has been traded on the American Stock Exchange since March 15, 1996. Prior thereto, the Company's stock was traded on the over-the-counter market with prices being reported by the National Association of Securities Dealers, Inc., OTC Bulletin Board Service. The Company has selected each of the AMEX market Value Index and the Hambrecht & Quist Healthcare (excluding biotechnology) Index. The graph on the following page reflects all comparison indexes and depicts a comparison of five-year cumulative total returns for each of the Company, the AMEX Market Value and the Hambrecht and Quist Healthcare Index, excluding biotechnology.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                 AMONG HEARX LTD., THE AMEX MARKET VALUE INDEX
       AND THE HAMBRECHT & QUIST HEALTHCARE-EXCLUDING BIOTECHNOLOGY INDEX

                                                       HEARX LTD.               AMEX MARKET VALUE           HAMBRECHT & QUIST
                                                       ----------               -----------------         HEALTHCARE-EXCLUDING
                                                                                                              BIOTECHNOLOGY
                                                                                                          --------------------
12/93                                                      100                         100                         100
12/94                                                      110                          91                         106
12/95                                                      205                         115                         177
12/96                                                      450                         122                         196
12/97                                                      250                         148                         234
12/98                                                       90                         151                         284

* $100 INVESTED ON 12/31/93 IN STOCK OR INDEX -- INCLUDING REINVESTMENT OF DIVIDENDS, FISCAL YEAR ENDING DECEMBER 31.

RELATED PARTY TRANSACTIONS

     Pursuant to a series of agreements, the first of which was executed in October, 1991, between the Company and Minnesota Mining and Manufacturing Company ("3M"), 3M acquired from the Company or obtained options to acquire from the Company a total of seven series of Senior Preferred Stock, par value $1.00 per share, at varying purchase prices. The Company also entered into a number of different arrangements with 3M pursuant to which the Company became an authorized distributor of hearing aids manufactured by 3M. This arrangement terminated as a result of the divestiture by 3M of its hearing aid operation.

     The terms of each series of Senior Preferred Stock subscribed for by or subject to options granted to 3M provided that upon the listing of the Common Stock on the American Stock Exchange, the outstanding Senior Preferred Stock and the options to acquire shares of Senior Preferred Stock would be automatically converted into shares of Common Stock and the right to acquire shares of Common Stock, respectively. Accordingly, on March 15, 1996, when the Common Stock was listed on the American Stock Exchange, 3M's holdings of Senior Preferred Stock were automatically converted into 8,882,400 shares of Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of April 2, 1999, the names of all persons known by the Company to be beneficial owners of more than five percent of the Common Stock. On April 2, 1999, there were 106,276,396 shares of Common Stock issued and outstanding.

------------------------------------------------------------------------------------------
                                                           Amount and Nature
           Title                 Name and Address of         Of Beneficial      Percent of
           Class                  Beneficial Owner             Ownership          Class
------------------------------------------------------------------------------------------
Common Stock                  Paul A. Brown, M.D              11,134,178(1)        10.5%
                              1250 Northpoint Parkway
                              West Palm Beach, Fl 33407

Common Stock                  Minnesota Mining and             8,969,931            8.9%
                              Manufacturing Company
                              3M Center
                              St. Paul, MN 55144

(1) Includes 100,000 shares of Common Stock subject to non-qualified options, all of which are currently exercisable.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of April 2, 1999, the number of shares of Common Stock owned beneficially by each director, each Named Executive Officer and all directors and executive officers as a group.

                                                        Amount and Nature of      Percent of
                        Name                          Beneficial Ownership (1)      Class
--------------------------------------------------------------------------------------------
Paul A. Brown, M.D.                                         11,134,178(2)           10.5%

Stephen J. Hansbrough                                        1,630,363(3)            1.5%

James W. Peklenk                                               121,550(4)             *

David J. McLachlan                                             400,459(5)             *

Thomas W. Archibald                                            261,700(6)             *

Joseph L. Gitterman III                                      1,127,500(7)             1%

All directors and executive
  officers as a group (6 persons)                           14,675,750(8)           13.8%
--------------------------------------------------------------------------------------------

(1) The named individuals have both sole investment power and sole voting power with respect to all securities listed as beneficially owned by them.
(2) Includes 100,000 shares of Common Stock subject to non-qualified options, all of which are currently exercisable.
(3) Includes 1,505,000 employee stock options, which are currently exercisable (or exercisable within 60 days).
(4) Includes 121,250 employee stock options, which are currently exercisable (or exercisable within 60 days).
(5) Includes (i) 135,000 shares of Common Stock issuable upon the exercise of non-qualified options, all of which are currently exercisable, and(ii) 30,000 shares of Common Stock issuable upon the exercise of Common Stock purchase warrants acquired as part of a 1989 private placement.
(6) Includes 90,000 shares of Common Stock issuable upon the exercise of non-qualified options, all of which are currently exercisable.
(7) Includes 127,500 share of Common Stock issuable upon the exercise of warrants acquired as part of the 1993 private placement.
(8) Includes 2,108,750 shares of Common Stock issuable upon the exercise of options and warrants, which are currently exercisable (or exercisable within 60 days)

                                  APPROVAL OF
                              REVERSE STOCK SPLIT
                                 PROPOSAL NO. 2

GENERAL

     On March 5, 1999 the Board of Directors approved, and recommends that the shareholders of the Company approve, amendments to the Company's Amended and Restated Certificate of Incorporation authorizing a reverse stock split of the Common Stock and related reduction in the authorized capital stock of the Company ("Reverse Stock Split"). If the Reverse Stock Split is approved by the shareholders, each holder of record of Common Stock on the effective date of the Reverse Stock Split will thereafter be deemed to hold one share of Common Stock for every ten presently issued and outstanding shares of Common Stock held of record on that date. In addition, if approved by the shareholders, the number of shares of Common Stock authorized for issuance will be decreased after effectiveness of the Reverse Stock Split and amendments to the Amended and Restated Certificate of Incorporation from 130,000,000 to 20,000,000. After the effectiveness of the Reverse Stock Split, it is not anticipated that the financial condition of the Company, the percentage ownership of management, the number of the Company's shareholders or any aspect of the Company's business would materially change as a result of the Reverse Stock Split. In addition, the Board believes that while the number of shares held by each shareholder will be reduced by the Reverse Stock Split, the value representing the Company will not be so reduced.

     As discussed more fully below, the Board of Directors believes the Reverse Stock Split is in the best interest of the Company because the decrease in the number of shares outstanding and the resulting anticipated increased price level of the Common Stock:

     - Will encourage greater interest in the Common Stock by the investment community and thereby may facilitate the development of a stronger base of institutional investors in the Company's Common Stock;

     - May promote greater liquidity for the holders of Common Stock; and

     - Will enable the Company's institutional customers to compare more directly the Company's Common Stock value with the value of the publicly held common stock of the Company's principal competitors, each of whom have significantly fewer shares outstanding but comparable aggregate market capitalization.

PURPOSES OF THE PROPOSED REVERSE STOCK SPLIT

     The principal purpose of the Reverse Stock Split is to reduce the number of shares of Common Stock outstanding and authorized for issuance. The Board of Directors believes that the total number of shares currently outstanding is disproportionately large relative to the Company's present market capitalization. The Board of Directors believes that a decrease in the number of outstanding shares of Common Stock, without any material alteration of the proportionate economic interest in the Company held by individual stockholders, may increase the trading price of the outstanding shares to a price more appropriate for a security listed on the American Stock Exchange, although no assurance can be given that the market price of the Common Stock will rise in proportion to the reduction in the number of outstanding shares resulting from the Reverse Stock Split or that the post-Reverse Stock Split market price can be maintained.

     The Board of Directors believes that the current per share price of the Common Stock may limit the effective marketability of the Common Stock. Many brokerage firms and institutional investors are reluctant to recommend lower-priced stocks to their clients or to hold them in their own portfolios. Certain policies and practices involve time-consuming procedures that make the handling of lower-priced stocks economically unattractive. The brokerage commission on a sale of a lower-priced stock may also represent a higher percentage of the sale price than the brokerage commission on a higher-priced issue. Any reduction in brokerage commission resulting from the Reverse Stock Split may be offset, however, in whole or in part, by increased brokerage commission required to be paid by shareholders selling "odd lots" created by the Reverse Stock Split.

     The Board of Directors believes that the decrease in the number of shares of Common Stock outstanding as a consequence of the proposed Reverse Stock Split and the resulting anticipated increased price level will encourage greater interest in the Common Stock by the financial community and the investment public. The Board of Directors believes the Company must begin to better develop its base of institutional investors. The Board believes the Reverse Stock Split will help facilitate that objective. Also, the Board believes the increased involvement by institutional investors and the investment community may promote greater liquidity for the Company's shareholders. It is possible, however, that liquidity could be affected adversely by the reduced number of shares outstanding after the Reverse Stock Split. Although any increase in the market price of the Common Stock resulting from the Reverse Stock Split may be proportionately less than the decrease in the number of shares outstanding, the proposed Reverse Stock Split could result in a market price for the shares that would be high enough to overcome the reluctance, policies and practices of institutional investors and brokerage houses.

     Finally, it has been Management's experience that healthcare providers and third party payors to whom the Company is marketing its services, view negatively the low market price of the Company's Common Stock relative to the market price of the shares of the Company's competitors with substantially fewer shares outstanding. Although the Company's aggregate market capitalization is comparable to that of its competitors, its per share market price is substantially lower. The Board believes the increased stock price which may result from the Reverse Stock Split will make comparisons of the Company and its competitors more balanced.

IMPLEMENTATION OF THE REVERSE STOCK SPLIT

     Pursuant to the Reverse Stock Split each holder of ten shares of Common Stock, par value $.10 per share (the "Old Common Stock"), immediately prior to the effectiveness of the Reverse Stock Split would become the holder of one share of Common Stock, par value $.10 per share (the "New Common Stock").

     No fractional shares of New Common Stock will be issued in connection with the Reverse Stock Split. Instead, holders of the Old Common Stock who would otherwise be entitled to receive fractional shares of the New Common Stock because they hold a number of Old Common Stock not evenly divisible by ten will be entitled to receive from the Company a cash payment equal to the fair market value, as determined by the Board of Directors, of any fractional shares of New Common Stock resulting from the Reverse Stock Split. The fair market value shall be based on the average of the closing price for the Old Common Stock as determined by the American Stock Exchange on each of the five days preceding the date on which the Reverse Stock Split becomes effective. The funds required to purchase fractional shares resulting from the Reverse Stock Split will be paid from the Company's current cash funds. It is not expected that the amount necessary to effect the cancellation of fractional shares will be material.

     The Reverse Stock Split would become effective upon the filing of a Certificate of Amendment of the Amended and Restated Certificate of Incorporation related thereto with the Delaware Secretary of State. If the Reverse Stock Split is approved by the shareholders, the Board of Directors intends to cause the Certificate of Amendment to be filed as soon as practicable after the date of the meeting. Upon the effectiveness of the proposed amendment, Article Four of the Company's Amended and Restated Certificate of Incorporation would be amended substantially as set forth in Annex I hereto.

     Upon the effectiveness of such Certificate of Amendment, the Reverse Stock Split will occur without any further action on the part of shareholders of the Company and without regard to the date or dates on which the stock certificates are physically surrendered in exchange for certificates representing the number of shares of New Common Stock such shareholders are entitled to receive as a consequence of the Reverse Stock Split. As soon as practicable after the effectiveness of the Reverse Stock Split, transmittal letters will be mailed to each record holder of the Company's Common Stock on the date of such effectiveness to be used in forwarding their certificates for surrender and exchange for certificates representing the number of shares of New Common Stock such shareholders are entitled to receive as a result of the Reverse Stock Split. After receipt of such transmittal letter, each shareholder should surrender the stock certificates issued prior to the Reverse Stock Split and such shareholder will receive in exchange therefor certificates representing the whole number of shares of New Common Stock to which he or she is entitled and any cash which may be payable in lieu of any fractional share. Such transmittal letters will be accompanied by instructions specifying other details of the exchange. Shareholders should not send in their certificates until they receive a transmittal letter.

     After the effectiveness of the Reverse Stock Split, each certificate representing shares of Old Common Stock will, until surrendered and exchanged as provided above, be deemed, for all corporate purposes, to evidence ownership of the whole number of shares of New Common Stock, and the right to receive from the Company the amount of cash for any fractional shares, into which the shares evidenced by such certificate have been converted.

     Shareholders whose shares are held of record by their brokerage firm or nominees need not take any action to exchange shares. The brokerage firm or other nominee, as the record holder of such shares, will receive the letter of transmittal and will be required to surrender the Old Common Stock certificates, together with the completed and executed letter of transmittal, in order to receive new certificates.

     No service charges will be payable by holders of shares of Common Stock in connection with the exchange of certificates. All of such expenses will be borne by the Company.

EFFECTS OF THE REVERSE STOCK SPLIT

     With the exception of the number of issued and outstanding shares, the rights and preferences of the shares of Common Stock prior and subsequent to the Reverse Stock Split will remain the same.

     The Company is presently authorized to issue a maximum of 130,000,000 shares of Common Stock and 2,000,000 shares of preferred stock, par value $1.00 per share (the "Preferred Stock"). As of April 19, 1999, xxx,xxx,xxx shares of Common Stock and 10,944 shares of Preferred Stock were issued and outstanding. The authorized number of shares will change in connection with the Reverse Stock Split. The per share par value of the Common Stock will not change as a result of the Reverse Stock Split. After the Reverse Stock Split, the Company will have authority to issue up to 20,000,000 shares of Common Stock, of which approximately xxx,xxx,xxx will be issued and outstanding. The Company has obligations to set aside approximately xxx,xxx,xxx shares of Common Stock for the conversion of certain preferred stock and for the exercise of outstanding warrants, options and other contractual commitments. The exercise price or conversion rate of these commitments as well as the number of shares authorized under the Company's employee benefit plans will be adjusted proportionately upon the effectiveness of the Reverse Stock Split.

     The shares of Common Stock issuable upon approval of the Reverse Stock Split would be fully paid and nonassessable. The voting rights and other privileges of the continuing holders of Common Stock would not be affected substantially by adoption of the reverse Stock Split or subsequent implementation thereof.

TAX CONSEQUENCES

     The conversion and reconstitution of the Old Common Stock into the New Common Stock should have no material federal tax consequences to most shareholders. Nonetheless, sharehold-ers should consult their own tax advisors as to the federal, state, local and foreign tax effects of the Reverse Stock Split in light of their individual circumstances.

VOTE REQUIRED FOR APPROVAL

     In order for the shareholders of the Company to authorize the Reverse Stock Split by adoption of the aforementioned amendment to the Amended and Restated Certificate of Incorporation, a majority of the shares of outstanding Common Stock entitled to vote, present in person or by proxy at the meeting must vote in favor of this proposals.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THIS PROPOSAL.

                                 OTHER MATTERS

     As of the date hereof, the Board of Directors knows of no other matters which are likely to be presented for consideration at the meeting. In the event any other matters properly come before the meeting, however, it is the intention of the persons named in the enclosed proxy to vote said proxy in accordance with their best judgment.

                             STOCKHOLDERS PROPOSALS

     Any shareholder of the Company that wishes to submit a stockholder proposal pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"), for presentation at the Company's 2000 Annual Meeting of Stockholders, must submit such proposal to the Company at its principal office no later than January 7, 2000 in order to be considered for inclusion, if appropriate, in the Company's proxy statement and form of proxy relating to such meeting. A Company stockholder proposal submitted other than pursuant to Rule 14a-8 will be timely for purposes of Rule 14a-4(c)(a) promulgated under the 1934 Act only if submitted to the Company on or before February 20, 2000.

                                          By Order of the Board of Directors,

                                          Barbara A. Bachman
                                          Secretary/Controller

April 30, 1999

                                                                         ANNEX 1

Amendments to Article 4 of the Restated Certificate of Incorporation of HEARx Ltd., as amended:

     The first paragraph only of Article 4 shall be amended to read as follows:

        The total number of shares of stock which the Corporation shall have authority to issue is twenty two million (22,000,000), consisting of two million (2,000,000) shares of Preferred Stock of the par value of One Dollar ($1.00) per share and twenty million (20,000,000) shares of Common Stock of the par value of Ten Cents ($.10) per share.

     A new second paragraph of Article 4 shall be added as follows:

        The Corporation hereby declares that each ten (10) of the outstanding shares of the Corporation's Common Stock, par value $.10 per share, as of the date of filing of this Certificate of Amendment to the Restated Certificate of Incorporation, be converted and reconstituted into one share of Common Stock, par value $.10 per share. No fractional shares shall be issued upon such conversion and reconstitution, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. If a fractional interest in a share of Common Stock would, except for the provisions of the preceding sentence, be deliverable upon such conversion and reconstitution, the Corporation shall pay an amount in cash equal to the fair market value of such fractional interest, as determined by the Corporation's Board of Directors, to each holder of shares of Common Stock to whom such fractional interest would have been deliverable.

1. The election of the following nominees as directors of the Company.

FOR all nominees listed below { }

WITHHOLD AUTHORITY to vote for all nominees listed below { }

*EXCEPTIONS { }

Nominees: Paul A. Brown, M.D., Stephen J. Hansbrough, Thomas W. Archibald, David
J. McLachlan and Joseph L. Gitterman III.

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

*Exceptions ____________________________________________________________________

2. To approve amendments to the Company's Amended and Restated Certificate of Incorporation authorizing a 1 for 10 reverse stock split of the Company's Common Stock, par value $.10 per share and related reduction in the authorized Common Stock of the Company from 130,000,000 to 20,000,000 shares.

          FOR { }              AGAINST { }              ABSTAIN { }

3. The transaction of such other business as may properly come before the meeting and any and all adjournments thereof.


                           Change of Address Mark Here { }


                           (Please sign exactly as your name(s) appear(s) hereon. Joint holders must each sign. Persons signing as Executors, administrators, trustee, guardians, etc. will Please so indicate when signing.)

                           Date: _________________________________________, 1999


                           _____________________________________________________
                                      Signature(s) of Stockholder(s)


                           _____________________________________________________
                                      Signature(s) of Stockholder(s)

                           VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK.
                           {X}


PLEASE DATE, SIGN AND MAIL THIS PROXY
PROMPTLY IN THE ENCLOSED REPLY ENVELOPE


                                   HEARx LTD.
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                FOR THE ANNUAL MEETING TO BE HELD ON JUNE 7, 1999

         The undersigned stockholder(s) of HEARx Ltd. ("Company") hereby appoint(s) Paul A. Brown, M.D., and Stephen J. Hansbrough, and each of them, proxies with full power to vote all shares which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at The Princeton Club of New York, 15 West 43rd Street, New York, New York 10036-7497 on Monday June 7, 1999 at 2:30 P.M., Eastern Time, and any and all adjournments thereof, on the following matters.

         THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE STOCKHOLDER'S DIRECTIONS HEREIN, BUT WHERE NO DIRECTIONS ARE INDICATED, SAID SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS OF THE NOMINEES LISTED ON THE REVERSE SIDE, FOR APPROVAL OF AMENDMENTS TO THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AUTHORIZING A 1 FOR 10 REVERSE STOCK SPLIT OF THE COMPANY'S COMMON STOCK, PAR VALUE $.10 PER SHARE, AND RELATED REDUCTION IN AUTHORIZED COMMON STOCK AND IN THE DISCRETION OF THE PROXIES, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, ALL IN ACCORDANCE WITH THE COMPANY'S PROXY STATEMENT, RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED.

                                    HEARx Ltd.
                                    P.O. Box 11319
                                    New York, N.Y. 10203-0319

(Continued and to be SIGNED on the reverse side)